Filed Pursuant to Rule 424(b)(3)
Registration No. 333-284370
Registration No. 333-284422

PROSPECTUS SUPPLEMENT NO. 3
(TO PROSPECTUS DATED JANUARY 23, 2025)

Icon Energy Corp.

Common Shares

This is a supplement (“Prospectus Supplement”) to the prospectus, dated January 23, 2025 (as supplemented or amended from time to time, the “Prospectus”) of Icon Energy Corp. (the “Company”), which forms a part of the Company’s Registration Statements on Form F-1 (Registration Statement Nos. 333-284370 and 333-284422), as amended from time to time.

This Prospectus Supplement is being filed to update and supplement the information included in the Prospectus with the information contained in the Company’s Report on Form 6-K, furnished to the U.S. Securities and Exchange Commission (the “SEC”) on March 25, 2025 (the “Form 6-K”). Accordingly, the Form 6-K is attached to this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

The Company’s common shares are listed on the Nasdaq Capital Market under the symbol “ICON”.

Investing in the Company’s common shares involves a high degree of risk. See “Risk Factors” beginning on page 11 of the Prospectus for a discussion of information that should be considered in connection with an investment in the Company’s common shares.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is March 25, 2025

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16
UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of March 2025

Commission File Number: 001-42174

Icon Energy Corp.
(Translation of registrant’s name into English)

c/o Pavimar Shipping Co.
17th km National Road
Athens-Lamia & Foinikos Str.
14564, Nea Kifissia
Athens, Greece
+30 211 88 81 300
(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒ Form 40-F ☐

INFORMATION CONTAINED IN THIS FORM 6-K REPORT

Attached to this report on Form 6-K as Exhibit 99.1 is a copy of the press release of Icon Energy Corp. (the “Company”), issued on March 24, 2025, announcing that the Company entered, through a separate wholly-owned subsidiary, into (i) an agreement with an unaffiliated third-party to bareboat charter-in, with the option to eventually purchase, a 2020-built Ultramax dry bulk carrier, and (ii) a time charter-out contract with an unaffiliated dry bulk operator securing the employment of the same vessel.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ICON ENERGY CORP.

	By:	/s/ Dennis Psachos
	Name:	Dennis Psachos
	Title:	Chief Financial Officer

Date: March 25, 2025

Exhibit 99.1

Icon Energy Corp. Announces Fleet Expansion with and Time Charter Contract for a 2020-Built, Scrubber-Fitted, Eco, Ultramax, Dry Bulk Carrier

ATHENS, GREECE, March 24, 2025 (GLOBE NEWSWIRE) — Icon Energy Corp. (“Icon” or the “Company”) (Nasdaq: ICON), an international shipping company that provides worldwide seaborne transportation services for dry bulk cargoes via its fleet of oceangoing vessels, announced today that it has entered, through a separate wholly-owned subsidiary, into (i) a definitive agreement with an unaffiliated third party to bareboat charter-in, with the option to eventually purchase, a 2020-built, scrubber-fitted, Eco, Ultramax, dry bulk carrier with a carrying capacity of 63,668 dwt, as well as (ii) a time charter-out contract with an unaffiliated dry bulk operator, securing the employment of the same vessel for a period of 9 to 12 months. Icon intends to operate the vessel under the name Charlie.

Expansion. Icon expects to take delivery of the M/V Charlie between May and August 2025, subject to the satisfaction of certain customary closing conditions. Icon has made an advance payment of $2.75 million and will pay an additional $2.75 million upon delivery, followed by a hire rate of $7,500 per day over a three-year bareboat charter period. At the end of that period, Icon has the option to purchase the vessel for $18.0 million. Icon expects to finance those payments with a combination of cash on hand and cash from operations, as well as proceeds from loan agreements or other financing arrangements it will seek to enter into closer to the potential exercise of the purchase option.

Charter. Icon has secured a time charter for the M/V Charlie, whereby the vessel will be employed by a reputable dry bulk operator for a period of 9 to 12 months, at a floating daily hire rate linked to the Baltic Supramax Index. In addition to the daily hire rate, Icon will also receive part of the fuel cost savings to be realized by the charterer through the use of the vessel’s scrubber. The time charter is expected to commence immediately upon delivery of the M/V Charlie to Icon, subject to the satisfaction of certain customary closing conditions.

Ismini Panagiotidi, Chairwoman and Chief Executive Officer of Icon, Commented:

“We are pleased to grow Icon’s fleet with the addition of the M/V Charlie, a modern, eco and versatile dry bulk carrier that will integrate with our existing vessels to expand our operational capacity and strengthen our ability to serve our customers. Leveraging our strong industry relationships, we have already secured a time charter and the vessel is expected to commence generating revenue immediately upon delivery to Icon. We look forward to welcoming the M/V Charlie into Icon’s fleet.”

About Icon Energy Corp.

Icon is an international shipping company that provides worldwide seaborne transportation services for dry bulk cargoes via its fleet of oceangoing vessels. Icon maintains its principal executive office in Athens, Greece, and its common shares trade on the Nasdaq Capital Market under the symbol “ICON.”

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Forward Looking Statements

This communication contains “forward-looking statements.” Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions that are other than statements of historical fact are forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although the Company believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant risks, uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, the Company cannot provide assurance that it will achieve or accomplish these expectations, beliefs or projections. The Company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including as described in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”). As a result, you are cautioned not to unduly rely on any forward-looking statements, which speak only as of the date of this communication.

Factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, among other things: the Company’s future operating or financial results; the Company’s liquidity, including its ability to service any indebtedness; changes in shipping industry trends, including charter rates, vessel values and factors affecting vessel supply and demand; future, pending or recent acquisitions and dispositions, business strategy, areas of possible expansion or contraction, and expected capital spending or operating expenses; risks associated with operations; broader market impacts arising from war (or threatened war) or international hostilities; risks associated with pandemics; and other factors listed from time to time in the Company’s filings with the SEC. Except to the extent required by law, the Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. You should, however, review the factors and risks the Company describes in the reports it files and furnishes from time to time with the SEC, which can be obtained free of charge on the SEC’s website at www.sec.gov.

Contact Information

Icon Energy Corp.
Dennis Psachos
Chief Financial Officer
+30 211 88 81 300
ir@icon-nrg.com
www.icon-nrg.com

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